                                  EXHIBIT 10.4


                  CONSTRUCTION MANAGEMENT/CONTRACTOR AGREEMENT


         THIS AGREEMENT is made and entered into as of this 1st day of September, 1998, by and between MUDRA CONSTRUCTION, LTD., a Nebraska corporation, with its principal place of business at 2425 North 84th Street, Omaha, Nebraska, 68134 ("Mudra") and PROFESSIONAL VETERINARY PRODUCTS, LTD., a Missouri corporation, with its principal place of business at 10100 J Street, Omaha, Nebraska, 68127 ("PVP").

1.       SCOPE OF WORK

         (a) Subject to and in accordance with the terms and conditions of this Agreement, Mudra agrees to furnish all design and engineering services, and all construction services, including all general construction, mechanical, and electrical and all other construction services, equipment and tools necessary to perform the work as necessary and required for the construction of an approximately 110,000 square foot office and warehouse building as set forth in plans and specifications being furnished by Mudra upon the tract of land legally described as Lot 3, Replat 1, Hilltop Industrial Park, Sarpy County, Nebraska.

         (b) Mudra will contract with such qualified and licensed architects and engineers as are necessary for the proper design of the Project. The cost of the architect and engineering services shall be paid by Mudra and shall not be included in the cost of the work. All architects and engineers utilized by Mudra will be subject to the prior approval of PVP. The architect and engineers will prepare plans and specifications in accordance with the PVP's requirement and budget. PVP must approve all plans and specifications before bids for any work are solicited. In the event PVP requests any changes in the plans and specifications after such approval, PVP shall be responsible for such changes, unless the changes are necessitated due to the fault of Mudra or any subcontractor of Mudra.

         (c) All documents, including the plans and specifications for the Project, shall be deemed owned by PVP, who may utilize such documents in the future for any renovation, remodeling, modification or expansion of the Project without any future compensation to Mudra or to any architect or engineer utilized by Mudra for preparation thereof. Mudra shall make appropriate arrangements with any architect and engineer used by Mudra to assure PVP's rights to such documents.

         (d) Mudra shall furnish to PVP reproducible record drawings of the Project, which shall be delivered to PVP within 120 days after final completion.

2.       CONSTRUCTION MANAGEMENT DUTIES AND RESPONSIBILITIES OF MUDRA

         Mudra's construction management duties shall include, but not be limited to, the following:

         (a) Mudra shall utilize only qualified subcontractors and suppliers of labor and materials to construct the building. For each subcontract to be awarded, Mudra shall obtain two or more suitable bids based upon the plans and specifications approved by PVP. PVP will approve in advance all such subcontracts to be awarded by Mudra and shall reserve the right to reject any subcontractor. PVP shall have the right to require that bids be obtained from subcontractors that PVP designates; provided, however, that all such subcontractors must be reasonably acceptable to Mudra. All subcontractors will enter into written contracts with Mudra for the performance of such work, and Mudra shall be responsible to PVP to manage the subcontractors' work and to assure that all such work is performed by the subcontractors in accordance with the requirements of this contract and in compliance with the plans and specifications approved by PVP. All such subcontracts shall incorporate by reference the terms and conditions of this Agreement and shall provide that upon termination of this Agreement due to the default of Mudra, such subcontractors shall, at the election of PVP, continue to perform their subcontracts as direct contractors of PVP, without any increase in their respective subcontracted awards. Mudra will obtain from the plumbing, mechanical, electrical and sprinkler subcontractors payment and performance bonds in the amount of their respective contracts.

         (b) After receipt of bids for all of the work to be performed for such Project, Mudra will furnish to PVP a guaranteed maximum price ("GMP") for the Project, which GMP shall include a contingency acceptable to PVP for costs that are reimbursable but are not the proper subject of a change order. Such GMP shall be based upon the approved plans and specifications upon which the bids were based. The GMP shall include the cost of all labor, materials, taxes, permit fees, and all other costs of any nature, and shall include Mudra's fee set forth in Paragraph 6 below. At the time the GMP is established, this Agreement shall be amended to include the GMP as a part of this Agreement. Such amendment shall also identify the plans and specifications upon which such GMP is based and shall set forth any allowances, unit prices and unit price quantities included therein. Any changes in the plans and specifications may cause a change in the GMP as provided in Paragraph 10 below.

         (c) Mudra shall be responsible for the construction of the Project and as such, shall perform or cause to be performed, all construction work required by the plans and specifications, Mudra shall further be responsible for the acts and omissions of all subcontractors and for person and entities employed or contracted by them. Mudra shall oversee and supervise the Project, inspect the work of subcontractors for adherence to the plans and specifications, coordinate the activities of the subcontractors and assure completion by the subcontractors of all subcontracted work. All work shall be done in a good and worker like manner, and in compliance with all applicable governmental laws, ordinances, regulations and codes. PVP shall not interfere in any manner with the performance of the work by Mudra or any subcontractor, so long as such work is being performed in a good and worker like manner, in accordance with all applicable governmental laws, ordinances, regulations and codes and is being performed in compliance with the Agreement and with the approved plans and specifications

         (d) Mudra shall, at the expense of PVP, obtain all required permits, licenses and certificates of inspection and shall see to it that all construction work and materials, and all activities of Mudra and the subcontractors and others on the Project site are in compliance with all laws, ordinances, and regulations of all governmental agencies having jurisdiction. Mudra shall obtain all inspection services required by law. Any deviations from the plans and specifications must be approved in advance by PVP.

         (e) Mudra shall be responsible and shall take all necessary precautions for the safety of all persons working at the Project and shall comply with all applicable federal, state and local laws, ordinances and regulations applicable thereto. Mudra shall take all necessary precautions to protect the safety and protection of the workers on the Project, the public and for any improvements on the Project site.

         (f) Mudra shall pay all royalties and license fees which may be due for the inclusion of any potential or copyrighted materials, methods or options selected by Mudra, the architect, any engineer or subcontractor, and incorporated in the Project, and shall indemnify PVP and hold PVP harmless from any liability with respect thereto.

         (g) Mudra shall meet and shall be responsible for requiring that each subcontractor meet the insurance requirements stated below. Mudra and each subcontractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the jurisdiction in which the work is performed, and reasonably acceptable to PVP, insurance for claims under workers' compensation; employers' liability; business automobile liability; and commercial general liability (including product/completed operations coverage to be maintained for at least 2 years after substantial completion) which may arise out of or result from the obligations under this Agreement. The Insurance shall include contractual liability insurance applicable to any indemnity obligation of Mudra, and shall name PVP as an additional insured on such policies. Mudra and each subcontractor shall furnish a certificate evidencing the insurance required by this paragraph and evidencing the obligation of its insurer not to cancel or materially amend such policy without thirty (30) days prior written notice to PVP and evidencing PVP's status as an additional insured. The certificates shall be filed with PVP prior to the commencement of the work. The insurance required by this paragraph shall have minimum limits as follows:

                  Workers Compensation              Statutory Limits
                  Employers' Liability              $   500,000
                  Automobile Liability              $   500,000
                  Commercial General Liability      $1,000,000

         (h) To the fullest extent permitted by law, Mudra shall defend, indemnify and hold PVP harmless from all claims for bodily injury and property damage including resulting loss of use that may arise from the performance of the Work, to the extent of the acts or omissions of Mudra, any of the subcontractors or anyone employed directly or indirectly by any of them or by anyone for whose acts any of them may be liable.

3.       WARRANTIES

         Mudra warrants that all materials and equipment furnished under this Agreement will be new unless otherwise specified, of good quality, in conformance with the plans and specifications approved by PVP, and free from defective workmanship and materials. Warranties shall commence on the date of substantial completion of the entire Project. Mudra agrees to correct all construction performed under this Agreement which proves to be defective in workmanship and materials within a period of one year from the date of substantial completion or for such longer periods of time as may be set forth with respect to specific warranties required by the plans and specifications. Mudra shall secure required certificates of inspection, testing or approval and deliver them to PVP. Mudra shall collect all written warranties and equipment manuals and deliver them to PVP. With the assistance of the PVP's maintenance personnel, Mudra shall direct the checkout of utilities and operations of systems and equipment for readiness, and assist in their initial start-up and testing.

4.       LABOR COSTS TO BE REIMBURSED TO MUDRA

         If Mudra wishes to provide any labor personnel who are employees of Mudra to work on the construction Project, Mudra shall first obtain the approval of PVP and shall provide to PVP a written proposal for the cost of such work. Subject to the limitation of the GMP, PVP shall reimburse Mudra at a rate of $30.00 per hour for unskilled labor and $40.00 per hour for skilled labor. It is expressly understood that supervisory services are to be paid only under paragraph 6, Fee for Services. The hourly rate for any type of labor shall be the total amount charged PVP for such work, and includes all payroll taxes, workers' compensation insurance, unemployment insurance, employee benefits and any other amounts which Mudra, as an employer, is obligated to pay on behalf of its employees. Mudra shall indemnify and hold PVP harmless for any liability arising out of Mudra's failure to provide or pay for the obligations stated in this paragraph, including reasonable attorneys' fees to enforce this indemnity. Mudra will be reimbursed monthly for labor incurred at the above rates upon submission of invoices supported by time cards for each of the employees involved, subject to the 10% retention referred to in Paragraph 7 hereof. It is expressly agreed that Mudra is an independent contractor, all of the persons described in this paragraph as employees are employees of Mudra and are not employees, agents or representatives of PVP.

5.       COMPLETION

         The work to construct the Project shall commence upon receipt by Contractor of a notice to proceed from PVP, and shall be Substantially Completed, subject to delays approved by PVP, on the date set forth on the Addendum to this Agreement which establishes the GMP. The Project will be considered "Substantially Complete" when (1) the Project has been constructed in conformance with the plans and specifications, (2) all required inspections by the appropriate city and state (if any) departments have been completed,
(3) an Occupancy Permit has been issued ("Completion"), and (4) the Project is capable of being used by PVP for its intended purpose. The Project will be considered "Finally Completed" when substantial completion has been achieved, and when Mudra has performed all work and other obligations to be performed under this Agreement. It is necessary for PVP, or any other contractor of PVP, to access the Project for purposes of installing, or preparing for the installation of, any equipment, such access will be coordinated with Mudra and shall be accomplished in a manner that does not unreasonably interfere with Mudra's performance of the work hereunder.

6.       FEE FOR SERVICES

         In addition to reimbursement for labor costs, as provided in paragraph 4, Mudra shall receive a fee for the services outlined in this Agreement. Such fee shall be $250,000.00, payable $50,000.00 upon completion of plans and the issuing of an initial permit; $100,000.00 upon the building being erected, enclosed and locked; and $100,000.00 upon final completion of the building pursuant to paragraph 5. The cost of all architect and engineering fees for the Project for preparation of plans and specifications upon which bids are obtained, and for any ordinary and usual architectural services during construction, such as approval of shop drawings, are included in said fee and shall be paid by Mudra. Mudra's fee shall also include all services to be performed by Mudra hereunder, except for labor costs for construction personnel actually performing construction at the Project as set forth in paragraph 4 above. Prior to the commencement of construction of the Project, Mudra shall furnish to PVP a letter of credit, issued by an FDIC insured bank, reasonably acceptable to PVP, in the amount of $250,000, with PVP as the sole beneficiary therein. Such letter of credit shall not expire until 6 months after the scheduled date for final completion of the work. The purpose of the letter of credit is to insure Mudra's performance under the terms of this Agreement and payment for all labor and materials used therein. Such letter of credit shall provide that PVP can draw on the letter of credit, one or more times and up to the full amount thereof, for PVP's actual costs (excluding any insurance reimbursement) resulting from Mudra's default under the terms of this Agreement. Such draw by PVP shall occur only upon presentation to the bank of a draft by PVP accompanied by the written certification of PVP that Mudra has defaulted under this Agreement and that Mudra has taken no action to cure the default after ten (10) days written notice thereof to Mudra.

7.       PAYMENT

         PVP will pay Mudra for the work performed on the Project, in addition to the amounts referred to in paragraph 6 above, based upon the invoices submitted by Mudra and by subcontractors for the work performed by such subcontractors. Mudra shall be responsible for all payments to subcontractors. Such invoices shall include only the work actually performed on the Project and for any materials delivered to the Project site and suitably stored and insured. Mudra shall also submit with each such pay request such other documents as PVP or PVP's lender may reasonably request. The amounts paid to Mudra for subcontractor's work will be subject to a retainage by PVP of 10% of amount of each subcontractor invoice. Such retainage shall be held as to each such subcontractor until such time as such subcontractor has completed all work to be performed by such subcontractor for the Project. In no event shall the total amount paid to any subcontractor exceed the amount of such subcontractors' contracted amount for such work unless PVP has approved an increase in such contracted amount. Any discount for prompt payment by Mudra or any subcontractor shall inure to the benefit of PVP. All refunds, discounts, and credits for any returned materials shall be credited to PVP.
In no event shall the cost of the work including the contractor's fee and all amounts paid for contractor's labor costs, referred to in paragraph 4 above, exceed the GMP except for any changes in the work by PVP as provided in Paragraph 10 hereof. Any savings resulting from the cost of the work being less than the GMP shall belong to PVP. Any costs in excess of the GMP shall be the responsibility of, and shall be paid by Mudra. PVP shall not be required to pay Mudra for: (a) the wages of any Mudra personnel other than those referred to in Paragraph 4 above; (b) any home office expenses; (c) any costs incurred due to the negligent act or omission of Mudra, or any of Mudra's subcontractors or persons or entities for whose acts they are responsible; or (d) correction of any defective work or any work damaged by anyone other than PVP.

8.       WAIVERS OF CONSTRUCTION LIENS

         Mudra will obtain waivers of construction liens from all subcontractors and material suppliers with each progress payment and prior to final payment to Mudra. Mudra shall promptly procure the discharge of record of any construction lien filed against the Project for any labor and/or materials furnished for the Project by any person or entity. Mudra shall indemnify PVP and hold it harmless for any loss or damage caused by the filing of any such liens.

9.       PVP PROJECT ENGINEER

         Tom Fiscus is designated the Project Representative for PVP, and Mudra's services will be coordinated with the Project Representative. PVP will also use the services of the Delta Group as a representative of PVP in connection with the Project, which services shall be coordinated through Tom Fiscus.

10.      CHANGE ORDERS

         (a) The GMP shall not be increased except by written change order signed by PVP. In the event PVP proposes any changes in the work which results in a material change in the work as described in the plans and specifications upon which the GMP was determined, Mudra shall, within ten (10) days thereafter, advise PVP of the proposed cost thereof. If PVP elects to proceed with the change, and the amount thereof, does not exceed the amount of the contingency then remaining that is part of the GMP, the GMP shall not be increased. In the event that the amount for such changes does exceed the contingency account, then the GMP shall be increased by the amount of the excess. Any deductive change order amounts shall be credited to the contingency fund. There shall be no increase in the GMP for any delays in the Project from whatever cause, unless such delay is caused by the active interference by PVP.

         (b) For any claim for an increase in the GMP, and/or an extension in the date of Substantial Completion Mudra shall give PVP written notice of the claim within twenty-one (21) days after the occurrence giving rise to the claim or within twenty-one (21) days after Mudra first recognizes the condition giving rise to the claim, whichever is later. Except in an emergency, notice shall be given before proceeding with the Work. Any change in the GMP, and or date of Substantial Completion resulting from such claim shall be authorized by Change Order.

11.      PROPERTY INSURANCE

         (a) PVP shall obtain and maintain property insurance upon the entire Project for the full cost of replacement at the time of any loss. This insurance shall insure against loss from the perils of fire and extended coverage, and shall include "all risk" insurance for physical loss or damage including without duplication of coverage at least; theft, vandalism, malicious mischief, transit, collapse, falsework, temporary buildings, debris removal, flood, earthquake, testing, and, if available without additional premium cost, damage resulting from defective design, workmanship or material. Any loss covered by such insurance will be adjusted by PVP, and the proceeds thereof paid to PVP. In the event of a casualty loss to the Project, if PVP elects to repair the damage, the GMP will be increased to reflect the increased cost of the Project due to such casualty loss.

12.      WAIVER OF SUBROGATION

         To the extent permitted by applicable insurance policies, PVP and Mudra waive all rights against each other, and any of their respective employees, agents, consultants, subcontractors and subsubcontractors for damages caused by risks covered by casualty insurance maintained by either of them, to the extent they are covered by that insurance and to the extent that insurance proceeds are collectible under such policies due to such loss. Mudra shall require similar waivers from all Subcontractors, and shall require each of them to include similar waivers in their subsubcontracts and consulting agreements.

13.      NO OTHER COMPENSATION

         Mudra agrees that its only compensation for services rendered shall be as specified in this Agreement, and that Mudra shall not accept any other fees or compensation, such as overrides, commissions, refunds, or rebates from contractors, suppliers, or any other person, either in money or in kind.

14.      TERMINATION

         In the event either party fails to comply with any provision of this Agreement, the other party may terminate the Agreement upon 10 days written notice to the non-complying party and such defaulting party not correcting such default in said 10 day period.

15.      WAIVER/SEVERABILITY

         No failure or delay by either party in exercising any right, remedy, power of privilege hereunder will operate as a waiver thereof. If any of the terms of this Agreement are found to be illegal or unenforceable by a court of competent jurisdiction, the remaining terms and conditions of this Agreement shall remain in full force and effect.

16.      NO ASSIGNMENT

         Mudra shall not assign this Agreement or any portion thereof, or any right to payment hereunder without the prior written consent of PVP.

17.      COMPLETE AGREEMENT AND BINDING EFFECT

         The above accurately and completely represents the understanding and intent of the parties hereto. This Agreement shall be binding on the successors and permitted assigns of the parties hereto.

                                         PROFESSIONAL VETERINARY PRODUCTS, LTD.


                                         By:      /s/ Dr. Lionel Reilly
                                                  -----------------------------
                                         Title:   President


                                         MUDRA CONSTRUCTION, LTD.


                                         By:      /s/ Rudolph Mudra
                                                  -----------------------------
                                         Title:   President

STATE OF NEBRASKA )
                  )  SS.
COUNTY OF DOUGLAS )

         Subscribed and sworn to before me this 20th day of July 1999, by Lionel Reilly, President of Professional Veterinary Products, Ltd.


                                              /s/ Hayley G. Tilley
                                              -----------------------------
                                              Notary Public

                                              Commission Expires: March 3, 2002



STATE OF NEBRASKA )
                  )  SS.
COUNTY OF DOUGLAS )

         Subscribed and sworn to before me this 20th day of July 1999, by Rudolph Mudra, President of Mudra Construction, Ltd.


                                              /s/ Hayley G. Tilley
                                              -----------------------------
                                              Notary Public

                                              Commission Expires: March 3, 2002

            ADDENDUM TO CONSTRUCTION MAMAGEMENT/CONTRACTOR AGREEMENT


         THIS ADDENDUM ("Addendum") is made and entered into as of this 17th day of May, 1999, by and between MUDRA CONSTRUCTION, LTD., a Nebraska Corporation ("Mudra") and PROFESSIONAL VETERINARY PRODUCTS, LTD., a Missouri Corporation ("PVP").

                                   WITNESSETH:

         WHEREAS, Mudra and PVP have entered into a Construction
Management/Contractor Agreement dated as of September 1, 1998, (the "Agreement") for the construction of an office and warehouse building for PVP, and

         WHEREAS, Mudra has now completed the plans and specifications for the Project and has established a Guaranteed Maximum Price ("GMP") and a Substantial Completion date for the Project, and

         WHEREAS, the parties wish to amend the Agreement to add thereto the GMP and the Substantial Completion date.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. The GMP for the Project (including Contractor's fee) is
$4,426,383.00.

         2. The allowances that are included in the GMP are as follows:

            See Purchase Order No. 30 attached. Total allowances are
$381,700.00.

         3. Unit prices are as follows:

            None

         4. The date for Substantial Completion of the Project is October 31, 1999. Final Completion of the Project shall be achieved within sixty (60) days after Substantial Completion.

         5. The Purchase Orders and amounts used in determining the GMP for the Project are listed on the attached Exhibits "A" and "B." The plans included are as follows:

       (a)    Novotny Engineering, dated March 25, 1999
       (b)    Robert Engel Architect, dated April 15, 1999
       (c)    Schaefer Engineering, Inc., dated April 15, 1999

         6. All capitalized terms used herein shall have the same meaning as set forth in the Agreement unless specifically defined otherwise herein. This Addendum shall be binding on the successors and assigns of the parties hereto.

         IN WITNESS WHEREOF, the parties have signed this Addendum as of the date first above written.

                                                  MUDRA CONSTRUCTION, LTD.


                                                  By:  /s/ Rudolph Mudra
                                                  -----------------------------
                                                      Its: President

                                                  PROFESSIONAL VETERINARY
                                                  PRODUCTS, LTD.


                                                  By:  /s/ Lionel Reilly
                                                  -----------------------------
                                                      Its: President